UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                            Form 8-A
        For Registration of Certain Classes of Securities
             Pursuant to Section 12(b) or (g) of the
                 Securities Exchange Act of 1934

                      Harold's Stores, Inc.

     (Exact Name of Registrant as Specified in Its Charter)

          Oklahoma                           73-1308796
 (State of Incorporation or               (I.R.S. Employer
       Organization)                     Identification No.)
     5919 Maple Avenue
       Dallas, Texas                            75235
   (Address of Principal                     (Zip Code)
     Executive Office)

If this Form relates to the registration of a class of securities pursuant to section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  9

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), please check the following box.  :

 Securities Act registration statement file number to which this form relates:__________

Securities to be registered pursuant to Section 12(g) of the Act:

            Common Stock, par value $0.01 per share

                        (Title of Class)


Item   1.     Description  of  Registrant's  Securities   to   be
Registered.

Authorized Capital Stock

     Our authorized capital stock consists of 25,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of preferred stock, par value $0.01 per share, which may be issued in one or more series with the terms and rights of such stock to be determined by the Board of Directors. The Board has authorized four series of preferred stock, the Amended Series 2001-A Preferred Stock consisting of 500,000 shares, the Series
2002-A Preferred Stock consisting of 300,000 shares, the Series 2003-A Preferred Stock consisting of 100,000 shares, and the Series 2006-A Preferred Stock consisting of 100,000 shares (collectively, the "Existing Preferred Stock").

Common Stock

     Holders of common stock are entitled, among other things, to one vote per share on each matter submitted to a vote of shareholders and, in the event of liquidation, to share ratably in the distribution of assets remaining after payment of liabilities and after any payment due to holders of any outstanding Preferred Stock, including the Existing Preferred Stock. At a meeting of shareholders at which a quorum is present, a majority of the votes cast decides all questions unless the matter is one upon which a different vote is required by express provisions of law or the Company's Certificate of
Incorporation  or  Bylaws.   Holders  of  common  stock  have  no
cumulative voting rights. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of outstanding Existing Preferred Stock also have voting rights on all matters submitted to shareholders for a vote.

     Subject to preferences that may be applicable to the outstanding Preferred Stock, holders of common stock are entitled to such dividends as may be declared by the Board of Directors out of funds legally available therefore, when and if so declared. All shares authorized or outstanding are, when issued and paid, fully paid and non-assessable. Except upon the affirmative vote of shareholders holding all the issued and outstanding shares of common stock, no amendment to the Company's Certificate of Incorporation may be adopted by the Company which would impose personal liability for the debts of the Company on the shareholders of the Company.

     All of the rights and privileges of the common stock are subject to any preferential rights that may be established for the Company's Preferred Stock, including the Existing Preferred
Stock.

Preferred Stock

     As of June 30, 2006, the Existing Preferred Stock had aggregate liquidation preferences of $19,658,260, and aggregate dividend preferences of $1,480,946, per year, which amounts increase to the extent dividends on the Existing Preferred Stock are not paid pursuant to the terms of the Existing Preferred Stock in additional shares of Existing Preferred Stock. Each series of Existing Preferred Stock ranks on a parity as it relates to dividends and amounts payable in liquidation. The Existing Preferred Stock is convertible into common stock at varying conversion prices and the holders of the Existing Preferred Stock are authorized to vote on all matters submitted to a vote of common shareholders on an as-converted basis. The holders of the Amended Series 2001-A and Series 2002 Preferred Stock, voting together as a separate class, the Series 2003 Preferred Stock, and the Series 2006 Preferred Stock are each entitled to elect directors to the Board equal as nearly as possible to the number of shares of common stock they would own on an as-converted basis. In addition, the holders of each series of Existing Preferred Stock are entitled to separately approve various corporate matters, including matters that could be approved by only holders of common stock, if the Existing Preferred Stock were not outstanding.

Anti-Takeover Matters

     Any merger, reorganization or other extraordinary corporate transaction involving the Company requires the separate approval of the holders of a majority of the shares of each series of Existing Preferred Stock, which thereby permits such holders to effectively prevent any such transaction.

Ownership of Existing Preferred Stock

     As of June 30, 2006, more than a majority of each series was owned by Inter-Him N.V., which is controlled by Ronald de Waal, and the Existing Preferred Stock was convertible into 71.6% of the Company's common stock on a fully-diluted basis. Accordingly, Mr. de Waal has the ability to control the Company through his indirect ownership of Existing Preferred Stock.

Item 1.   Item 2.   Exhibits.

No.  Description

3.1  Certificate  of Incorporation of the Company,  as  amended
     (Incorporated by reference to Exhibit 3.1 to Form 10-K for the year ended February 3, 2001).

3.2  Bylaws  of  the  Company  (Incorporated  by  reference  to
     Exhibit   3.2   to   Form   8-B  Registration   Statement,
     Registration No. 1-10892).

4.1  Specimen  Certificate  for Common Stock  (Incorporated  by
     reference   to   Exhibit  4.1  to  Form  S-1  Registration
     Statement, Registration No. 33-15753).

4.2  Certificate  of Elimination of Designation of  the  Series
     2001-A  Preferred  Stock  (Incorporated  by  reference  to
     Exhibit 4.1 to Form 8-K dated August 2, 2002).

4.3  Certificate  of Designation of the Amended  Series  2001-A
     Preferred Stock (Incorporated by reference to Exhibit  4.2 to Form 8-K dated August 2, 2002).

4.4  Certificate of Designation of the Series 2002-A  Preferred
     Stock (Incorporated by reference to Exhibit 4.3 to Form 8-
     K dated August 2, 2002).

4.5  Amendment to the Certificate of Designation of the Amended
     Series 2001-A Preferred Stock ($0.01 Par Value) of
     Harold's Stores, Inc., dated February 4, 2003
     (Incorporated by reference to Exhibit 4.1 to Form 8-K dated February 4, 2003).

4.6  Certificate of Designation of the Series 2003-A  Preferred
     Stock (Incorporated by reference to Exhibit 4.2 to Form 8-
     K dated February 4, 2003).

4.7  Amendment to the Certificate of Designation of the Amended
     Series 2001-A Preferred Stock ($0.01 Par Value) of
     Harold's Stores, Inc., dated January 24, 2006
     (Incorporated by reference to Exhibit 4.3 to Form 8-K dated January 24, 2006).

4.8  Certificate of Designation of the Series 2006-A  Preferred
     Stock (Incorporated by reference to Exhibit 4.4 to Form 8-
     K dated January 24, 2006).

     Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                 HAROLD'S STORES, INC.


Date:  July 17, 2006          By:              \s\ Jodi L. Taylor
                                 Jodi L. Taylor, Chief Financial Officer